Exhibit (a)(1)(H)

POLYCOM, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS

ELECTION FORM

THIS OFFER EXPIRES AT 9:00 P.M., PACIFIC TIME, ON AUGUST 21, 2009,

UNLESS THE OFFER IS EXTENDED

Before signing this election form, please make sure you have received, read and understand the documents that comprise this offer to exchange certain outstanding options for restricted stock units (the “offer”), including (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the “Offer to Exchange”); (2) the launch email from OptionExchange@Polycom.com, dated July 27, 2009; (3) this election form, together with its instructions; and (4) the withdrawal form, together with its instructions. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees the opportunity to exchange eligible options for restricted stock units, as set forth in Section 2 of the Offer to Exchange, titled “Number of options; expiration date.” This offer expires at 9:00 p.m., Pacific Time, on August 21, 2009, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ASSOCIATED WITH THIS ELECTION FORM.

In accordance with the terms and conditions outlined in the offer documents, the number of RSUs that you receive in exchange for your eligible options, will be based on the per share exercise price of your exchanged options, as described in Section 2 of the Offer to Exchange, titled “Number of options; expiration date.” If you participate in this offer, you may exchange outstanding options granted to you by Polycom with an exercise price of at least $28.94 per share under our 2004 Equity Incentive Plan, our 1996 Stock Incentive Plan, and the PictureTel Corporation 1998 Acquisition Stock Option Plan, that were granted on or before July 27, 2008, and remain outstanding and unexercised as of the expiration date of the offer, currently expected to be August 21, 2009. Except with respect to RSUs granted to employees in certain countries, each RSU will be scheduled to vest in equal annual installments over a 2-year period following its grant, as described in Section 9 of the Offer to Exchange, titled “Source and amount of consideration; terms of RSUs.” Vesting on each date is subject to your continued employment with Polycom or its subsidiaries through such vesting date. You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

To participate in the offer to exchange some or all of your eligible options, you must complete and submit your election via Polycom’s offer website at https://polycom.equitybenefits.com by 9:00 p.m., Pacific Time, on August 21, 2009, unless extended. Alternatively, you may sign, date and deliver the properly completed election form by facsimile to Polycom’s Stock Administration Department at 1-925-924-5702, by 9:00 p.m. Pacific Time, on August 21, 2009, unless we extend the offer. Only elections that are complete and actually received by Polycom by the deadline will be accepted. Elections may be submitted only via Polycom’s offer website or by facsimile. Elections submitted by any other means, including email, hand delivery, interoffice, U.S. post (or other mail), and Federal Express (or similar delivery service), are not permitted.

You may change your mind after you have submitted an election and withdraw some or all of your eligible options from the offer at any time by the expiration date. You may elect to exchange additional eligible options, fewer eligible options, all of your eligible options or none of your eligible options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive by the expiration date.

If you choose to participate in the offer, please select the appropriate boxes below. To help you recall your outstanding eligible options, please refer to the grant information available via Polycom’s offer website which lists your eligible option grants, the exchange ratio applicable to each eligible option grant, the grant date of your eligible options, the number of shares vested for each of your eligible options, the exercise price of your eligible options, the number of outstanding shares subject to your eligible options, and the number of RSUs that would be issued in exchange for each eligible option grant. If you are unable to access your grant information via the offer website, you may contact:

Stock Administration Department

Polycom, Inc.

4750 Willow Road

Pleasanton, CA 94588

Phone: 1-925-924-5727

Email: OptionExchangeQuestions@Polycom.com

☐ Yes, I wish to participate in the offer as to ALL of my eligible option grants.

All of my eligible options will be cancelled irrevocably on the cancellation date, currently expected to be August 21, 2009.

OR

☐ Yes, I wish to participate in the offer as to some of my eligible option grants listed below:

(please list each eligible option you wish to elect)

Grant Number	Grant Date

My eligible options that are specifically listed above will be cancelled irrevocably on the cancellation date, currently expected to be August 21, 2009.

I understand that this election form will replace any election and any withdrawal I previously submitted.

If you are an eligible employee in the Netherlands or who resided in the Netherlands at the time that your eligible options you listed above were granted to you, you also must complete the Dutch agreement attached as Schedule A to this election form and submit it with this election form.

SUBMIT THIS ELECTION FORM, INCLUDING, IF APPLICABLE, THE DUTCH

AGREEMENT, NO LATER THAN 9:00 P.M., PACIFIC TIME, ON AUGUST 21, 2009

(UNLESS THE OFFER IS EXTENDED).

Election Terms & Conditions

1. I agree that my decision to accept or reject the offer with respect to all or some of my eligible option grants is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange.

2. I understand that I may change my election at any time by completing and submitting a new election and/or withdrawal no later than 9:00 p.m. Pacific Time, on August 21, 2009 (unless the offer is extended) and that any election and/or withdrawal submitted and/or received after such time will be void and of no further force and effect.

3. If my employment with Polycom or its subsidiaries terminates before the offer expires, I understand that I will cease to be an eligible employee under the terms of the offer and any election that I have to exchange my eligible options pursuant to the offer will be ineffective. As a result, my eligible options will not be exchanged under the offer and I will not receive RSUs.

4. I agree that decisions with respect to future grants under any Polycom equity compensation plan will be at the sole discretion of Polycom.

5. I agree that: (i) the offer is discretionary in nature and may be suspended or terminated by Polycom, in accordance with the terms set forth in the offer documents, at any time prior to the expiration of the offer; (ii) Polycom may, at its discretion, refuse to accept my election to participate; and (iii) the offer is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.

6. I agree that: (i) the value of any RSUs and participation in the offer made pursuant to the offer is an extraordinary item of income which is outside the scope of my employment contract, if any; (ii) the offer value of any RSUs granted pursuant to the offer is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

7. Neither my participation in the offer nor this election shall be construed so as to grant me any right to remain in the employ of Polycom or any of its subsidiaries and shall not interfere with the ability of my current employer to terminate my employment relationship at any time with or without cause (subject to the terms of my employment contract, if any).

8. For the exclusive purpose of implementing, administering and managing my participation in the offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my employer and Polycom and its subsidiaries and affiliates. I understand that Polycom and my employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Polycom, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the offer (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources department representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the offer. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the offer. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources department representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources department representative.

9. Regardless of any action that Polycom or a subsidiary or affiliate of Polycom takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the offer (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. In that regard, I authorize Polycom and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages, from the proceeds of any stock sales or other cash payment paid to me by Polycom and/or its subsidiaries. Finally, I agree to pay to Polycom or its subsidiary any amount of Applicable Withholdings that Polycom or its subsidiary may be required to withhold as a result of my participation in the offer if Polycom does not satisfy the Applicable Withholding through other means.

10. I acknowledge that I may be accepting part or all of the offer and the terms and conditions of this election in English and I agree to be bound accordingly.

11. I acknowledge and agree that none of Polycom or a subsidiary or affiliate of Polycom, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the offer to exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the offer, other than any information contained in the offer documents.

12. I agree that participation in the offer is governed by the terms and conditions set forth in the offer documents and this election form. I acknowledge that I have received the offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisors before making this election and that I have knowingly accepted or rejected the offer. I agree that any and all decisions or interpretations of Polycom upon any questions relating to the offer and this election will be given the maximum deference permitted by law, although I have all rights accorded to me under applicable law to challenge such decision or interpretation in a court of competent jurisdiction.

13. I agree that the terms of any RSU granted to me pursuant to this offer will be governed by the form of RSU agreement for my country (including any country-specific appendix).

14. I further understand that if I submit my election by facsimile, Polycom intends to send me a confirmation of my election by email at the address as I have provided to Polycom below, within 2 U.S. business days after Polycom receives my election. I understand that if I submit my election via the offer website, the Confirmation Statement provided on the offer website at the time I submit my election will provide evidence that I submitted my election and that I should print and keep a copy of such Confirmation Statement for my records. If I have not received a confirmation, I understand that it is my responsibility to ensure that my election has been received no later than 9:00 p.m. Pacific Time, on August 21, 2009. I understand that only responses that are complete, signed (electronically or otherwise), dated and actually received by Polycom by the deadline will be accepted.

(Required)

☐ I acknowledge and agree with the terms and conditions stated above.

Employee Signature	Date

Employee Name (Please print)

Employee Email

Eligible employees in the Netherlands or who resided in the Netherlands at the time of eligible option grant: you also must complete and submit the Dutch agreement attached as Schedule A to this election form in order for your election to be valid.

SUBMIT THIS ELECTION FORM, INCLUDING, WITH RESPECT TO ELIGIBLE

EMPLOYEES IN THE NETHERLANDS OR WHO RESIDED IN THE NETHERLANDS AT

THE TIME OF ELIGIBLE OPTION GRANT, THE DUTCH AGREEMENT, NO LATER THAN

9:00 P.M., PACIFIC TIME, ON AUGUST 21, 2009 (UNLESS THE OFFER IS EXTENDED).

SCHEDULE A

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

POLYCOM NETHERLANDS B.V.

AGREEMENT ON DUTCH TAX AND SOCIAL SECURITY CONTRIBUTIONS

STOCK OPTION EXCHANGE

An employer-employee relationship is in effect between                                          (the “Employee”) and Polycom Netherlands B.V. (the “Employer”).

The Employer’s parent company, Polycom, Inc. (“Company”), has offered Employee the right to participate in a stock option exchange pursuant to the terms and conditions that are described in the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Exchange”).

If the Employee elects to participate in the Exchange, which expires on August 21, 2009 (the “Expiration Date of the Exchange”), the Company will grant the Employee a certain number of restricted stock units with respect to shares of Company common stock (the “Rights”) under the Polycom, Inc. 2004 Equity Incentive Plan. The Rights are granted in exchange for previously granted stock options over shares of Company common stock (the “Exchanged Options”).

On July 15, 2009, the Employer received confirmation from the Dutch Tax Authorities about the consequences of the Exchange for Dutch tax and social security purposes. The Dutch Tax Authorities confirmed that no Dutch taxes and/or social security contributions are due in connection with the Exchange provided that:

(i)	no loss and/or refund is claimed for Dutch wage and/or personal income tax purposes by Employee and/or the Employer with respect to the Exchanged Options that are surrendered pursuant to the Exchange;

(ii)	the full gain derived from vesting of the Rights and issuance of shares of Polycom, Inc. common stock deriving from the Exchange constitutes taxable wages for both Dutch tax and social security purposes; and

(iii)	the Employer informs the competent inspector of the Dutch Tax Authorities about this agreement prior to or shortly after the Expiration Date of the Exchange by sending him or her a copy of this agreement.

By signing this agreement, both the Employer and Employee unconditionally accept the terms and conditions of the Dutch Tax Authorities as described above.

Agreed in                      on                     , 2009.

Signature	Signature

Bartus de Vries	Name of Employee:
Director	Address:
Polycom Netherlands B.V.
LVN 802.460.021	Social Security No.:

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of the Election.

If you choose to participate in the offer, you must do one of the following by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on August 21, 2009:

1.	Access Polycom’s offer website by going to https://polycom.equitybenefits.com and enter your employee ID and password. If this is the first time you are logging into the offer website, you should use the password provided to you in a separate email from OptionExchange@Polycom.com, dated July 27, 2009.

2.	After logging into the offer website, review the information and proceed through to the Election Form page. You will be provided with personalized information regarding the eligible options you hold, including your eligible option grants, the exchange ratio applicable to each eligible option grant, the grant date of your eligible options, the number of shares vested for each of your eligible options, the exercise price of your eligible options, the number of outstanding shares subject to your eligible options, and the number of RSUs that would be issued in exchange for each eligible option grant. You also can review your eligible options in the Exchange Calculator, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from exchanged options or the RSUs to be granted pursuant to the offer if you choose to exchange options. The Exchange Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the offer. For example, the Exchange Calculator does not account for vesting. Note that you will be able to profit from an RSU only if it actually vests. Therefore, even if the Exchange Calculator shows that the potential profit on an RSU is greater than for an exchanged option at the assumed prices you enter, you would be able to profit from the RSU only if it actually vests. Note also that because of the rounding resulting from the vesting of fractional shares, the values shown could be slightly higher or lower than the actual result. In addition, this Exchange Calculator does not take into consideration the difference in taxation between RSUs and stock options.

3.	On the Election Form page, select the appropriate box next to each of your eligible options to indicate which eligible options you choose to exchange pursuant to the offer.

4.	If you are an employee in the Netherlands or if you resided in the Netherlands when your eligible options were granted to you, print out the Dutch agreement attached as Schedule A to the election form, sign and date the Dutch agreement, and fax it to the Stock Administration Department at 1-925-924-5702. Note that your election to participate in the offer will not be valid unless the properly signed and dated Dutch agreement is received by Polycom by the expiration date.

5.	Proceed through the offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the Terms of Election, submit your election.

6.	Upon submitting your election, a Confirmation Statement will be generated by the offer website. Please print and keep a copy of the Confirmation Statement for your records.

Alternatively, you may submit your election form by facsimile by doing the following:

1.	Properly complete, sign and date the election form.

2.	If you are an employee in the Netherlands or if you resided in the Netherlands when your eligible options were granted to you, sign and date the Dutch agreement attached as Schedule A to the election form.

3.	Fax the properly completed election form (including, if applicable, the properly completed Dutch agreement) to:

Stock Administration Department

Fax: 1-925-924-5702

If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your election or withdrawal. The printed Confirmation Statement will provide evidence that you submitted your election or withdrawal. If you submit your election or withdrawal by facsimile, we intend to confirm the receipt of your election or withdrawal by email within 2 U.S. business days of receiving your election or withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal. Only responses that are properly completed, signed (electronically or otherwise), dated and actually received by Polycom by the deadline by the offer website or facsimile will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. The delivery of all documents, including elections and withdrawals, is at your risk. Delivery will be deemed made only when actually received by us.

Our receipt of your election is not by itself an acceptance of your eligible options for exchange. For purposes of this offer, we will be deemed to have accepted eligible options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of eligible options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be August 21, 2009.

Polycom will not accept any alternative, conditional or contingent tenders. Although it is our intent to provide you with confirmation of receipt of this election, by completing and submitting this election, you waive any right to receive any notice of the receipt of the tender of your eligible options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you merely will be a notification that we have received your election and does not mean that your eligible options have been cancelled. Your eligible options that are accepted for exchange will be cancelled on the same U.S. calendar day as the expiration of the offer, which cancellation is scheduled to be August 21, 2009.

2.	Withdrawal and Additional Tenders.

Tenders of eligible options made through the offer may be withdrawn at any time on or before 9:00 p.m., Pacific Time, on August 21, 2009. If Polycom extends the offer beyond that time, you may withdraw your tendered eligible options at any time until the extended expiration of the offer. In addition, although Polycom currently intends to accept your validly tendered eligible options promptly after the expiration of the offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 9:00 p.m., Pacific Time, on September 21, 2009 (which is the 40th U.S. business day following the commencement of the offer), you may withdraw your tendered eligible options at any time thereafter but prior to our acceptance.

To withdraw some or all of the options that you previously elected to exchange, you must do one of the following while you still have the right to withdraw the tendered eligible options:

1.	Access Polycom’s offer website by going to https://polycom.equitybenefits.com and enter your employee ID and password. If this is the first time you are logging into the offer website, you should use the password provided to you in a separate email from OptionExchange@Polycom.com, dated July 27, 2009.

2.	After logging into the offer website, review the information and proceed through to the Election Form page. You will be provided with personalized information regarding the eligible options you hold, including your eligible option grants, the exchange ratio applicable to each eligible option grant, the grant date of your eligible options, the number of shares vested for each of your eligible options, the exercise price of your eligible options, the number of outstanding shares subject to your eligible options, and the number of RSUs that would be issued in exchange for each eligible option grant. Additionally, the offer website will indicate the selections you previously made with respect to eligible options you want to exchange pursuant to the offer. You also can review your eligible options in the Exchange Calculator, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from exchanged options or the RSUs to be granted pursuant to the offer if you choose to exchange options. The Exchange Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the offer. For example, the Exchange Calculator does not account for vesting. Note that you will be able to profit from an RSU only if it actually vests. Therefore, even if the Exchange Calculator shows that the potential profit on an RSU is greater than for an exchanged option at the assumed prices you enter, you would be able to profit from the RSU only if it actually vests. Note also that because of the rounding resulting from the vesting of fractional shares, the values shown could be slightly higher or lower than the actual result. In addition, this Exchange Calculator does not take into consideration the difference in taxation between RSUs and stock options.

3.	On the Election Form page, select the appropriate box next to each of your previously-selected eligible options to indicate that you do not want to exchange those eligible options pursuant to the offer.

4.	If you are an employee in the Netherlands or if you resided in the Netherlands when your eligible options were granted to you, print out the Dutch agreement attached as Schedule A to the election form, sign and date the Dutch agreement and fax it to the Stock Administration Department at 1-925-924-5702. Note that your election to participate in the offer will not be valid unless the properly signed and dated Dutch agreement is received by Polycom by the expiration date.

5.	Proceed through the offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the Terms of Election, submit your election.

6.	Upon submitting your revised election, a Confirmation Statement will be generated by the offer website. Please print and keep a copy of the Confirmation Statement for your records.

Alternatively, you may submit a withdrawal form via facsimile by doing the following:

1.	Properly complete, date and sign the withdrawal form; and

2.	Fax the properly completed withdrawal form to:

Stock Administration Department

Fax: 1-925-924-5702

Your withdrawal must be submitted before the offer expires in accordance with the procedures described in these instructions. You may not rescind any withdrawal and any eligible options withdrawn will not be deemed properly tendered for purposes of the offer unless you properly re-elect to exchange those eligible options on or before the expiration date.

Only withdrawals that are properly completed, signed (electronically or otherwise), dated and actually received by Polycom by the deadline via the offer website or by facsimile will be accepted. If you submit your election or withdrawal via the offer website, you should print and keep a copy of the Confirmation Statement on the offer website at the time that you complete and submit your withdrawal. The printed Confirmation Statement will provide evidence that you submitted your withdrawal. If you have not received a confirmation, it is your responsibility to confirm that we have received your withdrawal. The delivery of all documents, including withdrawal forms, is at your own risk. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your withdrawal by facsimile, we intend to confirm the receipt of your withdrawal by email within 2 U.S. business days of receiving your withdrawal. Note that if you submit any withdrawal by facsimile within the last 2 U.S. business days prior to the expiration of the offer, time constraints may prevent Polycom from providing confirmation by email prior to the expiration of the offer.

To re-elect to exchange some or all of your withdrawn eligible options or to elect to exchange additional eligible options, you must submit a new election via the offer website or facsimile in accordance with the procedures described previously in the instructions herein. Any prior election will be disregarded. Accordingly, your new election must indicate all eligible options you wish to exchange, not just those you wish to add. Your new election must include the required information regarding all of the eligible options you want to exchange and must be submitted and clearly dated after the date of any election and any withdrawal you previously submitted. Upon the receipt of such a new, properly filled out, signed (electronically or otherwise) and dated election, any previously submitted election and/or withdrawal will be disregarded and will be considered replaced in full by the new election. You will be bound by the last properly submitted election and/or withdrawal we receive on or before the expiration date.

3.	No Partial Tenders.

If you intend to tender eligible options through the offer, you must tender all of your shares subject to each eligible option, except as noted herein.

You may pick and choose which of your eligible option grants you wish to exchange. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised. If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee of Polycom or its subsidiaries beneficially owns a portion of that option grant, you may accept this offer with respect to the entire remaining outstanding portion of the option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. You are the legal owner of the eligible option grant, and as a result, we will respect an election to exchange such eligible option grant pursuant to the offer that is made by you and accepted by us. However, we will not be responsible to you or the beneficial owner of the eligible option grant for any action taken by you with respect to such eligible option grant. Accordingly, you should consider very carefully whether to make an election to exchange any option that is not completely beneficially owned by you.

4.	Signatures on this Election.

Logging into the offer website and completing and submitting your election via Polycom’s offer website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature.

Elections by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website.

5.	Requests for Assistance or Additional Copies.

Any questions regarding the offer or requests for additional copies of the Offer to Exchange or this election form may be directed to:

Stock Administration Department

Polycom, Inc.

4750 Willow Road

Pleasanton, CA 94588

Phone: 1-925-924-5727

Email: OptionExchangeQuestions@Polycom.com

Copies will be furnished promptly at Polycom’s expense.

6.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The election must be received no later than 9:00 p.m., Pacific Time (unless the offer is extended), on August 21, 2009, via Polycom’s offer website or facsimile by:

Stock Administration Department

Fax: 1-925-924-5702

Offer website: https://polycom.equitybenefits.com

7.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, the launch email from OptionExchange@Polycom.com, dated July 27, 2009, this election form, together with its instructions and the withdrawal form, together with its instructions, before deciding whether or not to participate in the offer.

8.	Important Tax Information.

Please refer to Section 14, titled “Material income tax consequences,” and Schedule C, titled “Guide to Tax Issues in Argentina,” through Schedule Z, titled “Guide to Tax Issues in United Kingdom,” of the Offer to Exchange, which contain important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.